Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Fourth Quarter and Full Year 2020 Results

•Diluted fourth quarter 2020 EPS of $0.91 per share versus $0.45 per share in the third quarter of 2020 due to robust revenue growth combined with expense reductions; full year diluted EPS of $2.40 per share
•Tangible book value per share(1) increased to $19.93 at December 31, 2020 from $18.70 at September 30, 2020 and $17.65 at December 31, 2019, an increase of 12.9% for fiscal year 2020
•Small Business Administration Paycheck Protection Program ("SBA PPP") portfolio averaged $443 million in the three months ended December 31, 2020; $5.8 million of unearned net processing fees at December 31, 2020
•Continued efforts to assist clients, employees and communities affected by COVID-19; active participant in new round of SBA PPP lending in January 2021
•Net interest income solidly higher at $23.7 million in the three months ended December 31, 2020 versus $20.8 million in the three months ended September 30, 2020; fourth quarter 2020 net interest margin expands to 3.73% versus 3.24% in the linked quarter
•Relationship fee income momentum continues as noninterest income increased to $7.2 million for the fourth quarter of 2020 from $6.9 million in the third quarter of 2020
•Commercial loan growth, excluding SBA PPP loans, for the three months ended December 31, 2020 totaled $38.1 million, or 13.9% annualized; total gross loans, excluding SBA PPP loans, grew slightly during the quarter as residential mortgage loans continue to be paid off at a high rate
•Deposit growth of $77.4 million, or 13.6% annualized, from September 30, 2020 to December 31, 2020 with non-interest DDA balances growing by $47.5 million from September 30, 2020 to $457.0 million at December 31, 2020
•COVID-19 related loan deferrals fell to $18.2 million at December 31, 2020 from $78.4 million at September 30, 2020 and $239.3 million at June 30, 2020
•Provision for loan losses in fourth quarter of $0.3 million due primarily to loan growth; COVID-19 qualitative reserves flat at $2.7 million at December 31, 2020
•Asset quality metrics continue to be solid with non-performing loans to non-SBA loans of 0.65% at December 31, 2020 as compared to 0.50% at September 30, 2020; net recoveries in the three months ended December 31, 2020 totaling $126 thousand as compared to $8 thousand in the three months ended September 30, 2020.
•Allowance to non-SBA and non-acquired loans of 1.5% at December 31, 2020 and September 30, 2020; allowance plus purchase accounting marks to unguaranteed loans(1) of 1.8% at December 31, 2020 compared to 1.9% at September 30, 2020
•For the full year, net recoveries totaled $0.2 million with another $2.8 million in net gains recorded on the sale of problem loans
•The fourth quarter 2020 efficiency ratio fell to 58.5% due to strong revenue growth; noninterest expenses fell to $18.1 million
•The Board of Directors declared a cash dividend of $0.18 per common share, payable February 8, 2021, to shareholders of record as of February 1, 2021, an increase from the $0.17 dividend declared in previous quarters.
(1) Non-GAAP measure. See Appendix B for additional information.
SHIPPENSBURG, PA (January 20, 2021) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three months and full year ended December 31, 2020. Net income totaled $10.1 million for the three months ended December 31, 2020, compared with $5.0 million for the three months ended September 30, 2020 and $4.2 million for the three months ended December 31, 2019. Diluted earnings per share totaled $0.91 for the three months ended December 31, 2020, compared with $0.45 for the three months ended September 30, 2020 and $0.38 for the three months ended December 31, 2019. For the year ended December 31, 2020, net income was $26.5 million, or $2.40 per diluted share compared to $16.9 million, or $1.61 per diluted share for the year ended December 31, 2019.

Thomas R. Quinn, Jr., President & CEO, commented, “The COVID-19 pandemic and resultant economic fallout brought unprecedented challenges for Orrstown Bank in 2020. However, past strategic investments in technology, geographic diversity, and top-notch talent combined with our associates’ unwavering dedication to clients, Company, and coworkers resulted in a record level of pretax earnings for both the full-year and the fourth quarter. Though the window for new PPP loans was closed during the fourth quarter of 2020, the work continued as our team members shepherded clients through the forgiveness process and worked to deepen relationships with clients that are new to Orrstown Bank from the PPP. Mortgage volumes remained robust during the fourth quarter, but experienced seasonal slowness. Despite an elevated loan loss provision in 2020 due to economic uncertainty, asset quality metrics remain strong with minimal charge-offs during the year, which speaks to the Company’s risk management discipline."
Mr. Quinn continued, “The arrival of a vaccine and passage of more government stimulus in late 2020 provides hope for a return to normalcy in 2021. That said, many of the headwinds created by the pandemic will persist into 2021 and perhaps beyond. These include, but are not limited to, a lower interest rate environment, which will impact our margin negatively, reduced loan demand, and greater risk of default from borrowers. We remain confident we can partially offset these negative factors through the combined impact of increased fee revenue, particularly mortgage, wealth management, and interchange income and expense control, as evidenced by our third quarter 2020 announcement of reductions to our branch count and staffing re-alignment. Commercial loan demand is expected to be muted in 2021 as the economy recovers and we remain committed to maintaining our credit and financial discipline. We are pleased to report that we are participating in the latest round of PPP, and will provide updated information at a later date, but we look forward to using this opportunity to introduce more new clients to the high-touch, consultative business approach of the Company.”
Orrstown has implemented the following steps to mitigate the potential spread of COVID-19 and help our clients during this challenging time:

•Continue to perform branch transactions via drive-thru lanes or scheduled appointments at branch locations;
•Launched an internal Pandemic Response Team at the outset of the COVID-19 pandemic;
•Waived Orrstown fees on all foreign ATM transactions from March 18, 2020 through June 1, 2020 to encourage and support the use of this key delivery channel;
•Waived late fees on all loan payments for 60 days through May 31, 2020 to assist those whose employment status and income may have been negatively impacted by the virus;
•Designated a select group of loan specialists to work with clients needing special assistance or guidance;
•Implemented strategic efforts to effectively operate most of the core operations of the Company in a remote work environment;
•Maintaining enhanced staffing levels at our Client Service Center to manage and support our increased call volume;
•Instituted extensive preventative measures for workplace health and safety;
•Continuing to educate clients and consumers on the various assistance programs available to them through the SBA, as well as other federal and state government resources;
•Conducted virtual, interactive webinars with lending clients and community groups in order to educate and support them on the SBA PPP process, including loan forgiveness. Recently held more than five webinars regarding new SBA PPP funding;
•Conducted media interviews and launched a multi-channel advertising campaign in all markets aimed at educating the community about PPP funding; and
•Partnered with the American Bankers Association to execute their Banks Never Ask That campaign, aimed at educating clients and consumers on how to protect their privacy and money, especially during the pandemic as reports warn of heightened scam and fraud attempts

Loss Mitigation Efforts / Loan Concentration

Management has continued numerous proactive efforts to prepare for the difficult economic environment, including quarterly contact with commercial loan clients having $1.0 million or more in exposure and many with lower exposure, initiating a loan payment deferral program for consumer and business clients of up to six months, actively participating in the initial SBA PPP program and the recently approved Second Draw PPP Loan program, performing stress testing of higher risk concentrations in the loan portfolio and implementing tighter underwriting for new loans. Currently, with government stimulus programs adding support to the economy and the benefits of limited re-opening of businesses in our markets, the Bank has not experienced a material increase in loan delinquencies or a negative impact to charge-off trends. We remain cautious regarding the economic impact of COVID-19 on our consumer and business borrowers in future quarters as the impact of federal stimulus wanes.
Due to continuing uncertainty in the external environment, management continues to maintain the qualitative factor designated for the impact of COVID-19, which represented $2.7 million of the Bank's allowance for loan losses at December 31, 2020. As of December 31, 2020, the Bank had active COVID-19 related deferred loans totaling $18.2 million, or 1.15% of its total loan portfolio, excluding PPP loans. This compared to $78.4 million, or 5.0% of total loans, excluding PPP loans, at September 30, 2020 and $239.3 million in active COVID-19 deferrals, or 15.1% of total loans, excluding PPP loans, at June 30, 2020. While there was recent fiscal stimulus from the Federal government and talk of more to come, its impact will eventually wane and reopening plans continue to yield mixed results in our primary markets. We remain cautious with regard to our future credit outlook.

The Bank is also actively consulting with clients that applied for and received SBA PPP loans. At December 31, 2020, the Bank had $409.1 million outstanding principal for such loans. The program provides that the principal balance (or a reduced portion thereof) and accrued interest on these loans may be forgiven if the borrower satisfies certain specified criteria. The Bank has begun to process applications received from borrowers requesting such forgiveness, including the implementation of the SBA’s recently announced, streamlined forgiveness approval process on PPP loans of $150,000 and under. Loans of $150,000 and under make up the majority of the number of the Bank’s PPP loans, but a relatively small amount of its total PPP loan balances.
The combination of active client relationship consultation, loan payment deferrals, increased risk management focus on higher risk loan concentrations and significant client participation in the SBA PPP are anticipated to help offset potential future losses. Due to the current economic environment, charge-offs may increase in the coming quarters, but more time is needed to fully understand the magnitude and length of the economic downturn and its impact on our loan portfolio.
The following table summarizes COVID-19 related modifications, including deferrals and forbearances:

Loan Type	Amount of Loans		% of Non-PPP Loans
	December 31, 2020	September 30, 2020	December 31, 2020	September 30, 2020
Commercial	$15,702	$61,597	1.4%	5.6%
Consumer Portfolio Loans	2,504	16,845	0.6	3.6
Total Loans	$18,206	$78,442	1.2%	5.0%

The following table summarizes COVID-19 related deferral balances within certain industry segments at December 31, 2020:

Industry Segment	Deferral Balance	% of Total non-PPP Loans	$ Non-PPP Segment Total	% of non-PPP Segment
Hotel/Motel	$9,497	0.6%	$48,379	19.6%
Restaurant/Bar	774	0.1	33,400	2.3
Commercial construction	499	—	51,826	1.0
Mixed use	376	—	21,875	1.7
Multi-Family CRE	—	—	115,671	—
Strip Center/Retail	—	—	61,268	—
Senior Housing	—	—	43,814	—

DISCUSSION OF RESULTS

Balance Sheet

Loans

Net loans fell by $50.6 million from September 30, 2020 to December 31, 2020 primarily due to SBA PPP loan forgiveness and runoff in residential mortgages. Commercial loans, excluding SBA PPP loans, grew by $38.1 million, or 13.9% annualized, from September 30, 2020 to December 31, 2020 as commercial loan demand started to improve late in the fourth quarter. Commercial loan closing activity significantly increased in the second half of December but local markets still have not improved to pre-pandemic levels. Forgiveness approvals for SBA PPP loans started to be received in the fourth quarter, resulting in outstanding PPP loans, net of deferred fees and costs, falling by $54.8 million to $403.3 million from September 30, 2020 to December 31, 2020. We expect these SBA PPP loans to continue to runoff in the first three quarters of 2021 as our clients' forgiveness requests are approved. The Bank plans on being an active participant in the new SBA PPP program in the first quarter of 2021 and has seen strong interest for new SBA PPP loans in January 2021.
Residential mortgage loans on the balance sheet continue to prepay at a high rate due to historically low interest rates, resulting in the portfolio declining $28.8 million or 42% annualized to $244.3 million at December 31, 2020 from September 30, 2020. The Bank has begun an effort to selectively portfolio some quality mortgage loans to reduce the runoff. To date, these efforts have not had a material impact on balances but we expect that to change in 2021. Consumer loans also fell $4.6 million or 9% annualized to $198.2 million at December 31, 2020 from September 30, 2020. Overall loan growth in 2021, excluding SBA PPP loans is expected to be low single digits with higher single digits possible for commercial lending if conditions continue to improve.

Deposits

Deposits grew by $77.4 million, or 13.6% annualized, to $2.36 billion at December 31, 2020 from $2.28 billion at September 30, 2020. Clients continue to hold larger deposits with the Bank given the low level of interest rates and economic uncertainty, which contributed to positive fourth quarter seasonality. Non-interest DDA balances grew by $47.5 million in the quarter, or 46% annualized, while interest bearing checking accounts rose $42.9 million, or 21% annualized. The Bank also saw modest money market and savings growth of $5.6 million, or 4% annualized. Due to very low interest rates, time deposits continue to fall and were down another $18.7 million in the quarter, or 18% annualized. Some of the deposit growth achieved during the year was due to new SBA PPP client activity. Over the long term, when interest rates return to more normal levels above today’s rates, some of the deposit growth that has been seen in 2020 is expected to reverse as clients deploy their excess liquidity to meet their needs. The Bank has very strong liquidity and will continue to target a loan to deposit ratio of 90%.
During 2020, the Bank announced or completed 11 branch consolidations, which is 30% of total branch locations at December 31, 2019. The Bank completed the most recent consolidations in January 2021 and now has 26 locations. Because of these efforts, the average branch size has increased from $51 million at December 31, 2019 to $91 million today, an increase of 79%.

Other

Total borrowings fell by $123.3 million to $109.4 million from September 30, 2020 to December 31, 2020 due to deposit growth and SBA PPP loan forgiveness. Short term borrowings were paid off and the Bank fully paid off its borrowings under the SBA PPP Borrowing Facility. Excess liquidity is beginning to build as evidenced by a $45.5 million increase in cash held at the Federal Reserve from September 30, 2020 to December 31, 2020. The Bank expects some loan growth as well as deposit runoff in coming quarters but some excess liquidity may build in the short-term depending on timing of portfolio growth and overall SBA PPP activity.
Investments fell by $11.8 million, or 10%, annualized to $466.5 million at December 31, 2020 as compared to September 30, 2020 due to portfolio runoff. No purchases were completed in the three months ended December 31, 2020. The Bank intends on shrinking this portfolio given the low level of interest rates and the opportunity to deploy funds into quality relationship loans. During the year ended December 31, 2020, there were no other-than-temporary impairment charges or other material changes to the quality of the investment portfolio. See Appendix C for a summary of the current investment portfolio that highlights the concentrations, quality and credit enhancement levels for the portfolio.

Income Statement

Net Interest Income and Margin

Net interest income grew to $23.7 million for the three months ended December 31, 2020 despite a $31.0 million reduction in average earning assets to $2.55 billion during the three months ended December 31, 2020 as compared to the three months ended September 30, 2020. Additionally, the net interest margin rose 49 basis points to 3.73% over the same period. Net interest income rose as SBA PPP forgiveness began in the fourth quarter of 2020, which increased processing fee recognition by $1.4 million as compared to the third quarter of 2020. Accretion income grew by $0.6 million from the previous quarter due to some successful asset quality resolutions in the acquired loan portfolio. Finally, prepayment penalty income increased by $0.5 million from the previous quarter due to elevated refinance activity in the commercial real estate portfolio. These three items accounted for 90% of the increase in net interest income. The remainder was due to a continued favorable shift in balance sheet mix.
SBA PPP loans had an average outstanding balance of $443 million and yielded 4.3% in the three months ended December 31, 2020. This yield increased from the third quarter 2020 level of 2.9% due primarily to PPP forgiveness. As of December, 2020, 57% of the total $13.5 million in net deferred SBA PPP fees have been earned. The remaining fees are expected to be earned in the coming quarters upon SBA forgiveness of the loans. While there continues to be uncertainty, we expect a significant portion of the balances in the existing SBA PPP portfolio to be forgiven in the first three quarters of 2021 and a continuation of elevated SBA PPP income due to that forgiveness.
Balance sheet mix improvement efforts have been emphasized throughout the past year and the fourth quarter saw additional progress. In the loan portfolio, commercial loans, excluding PPP loans, rose $38.1 million while residential loans fell $28.8 million and investments fell by $11.8 million. Additionally, the funding mix improved as non-interest DDA balances rose $47.5 million, interest bearing DDA balances rose by $42.9 million, CDs fell by $18.7 million and borrowings fell by $123.3 million. During 2020, CDs fell from 27%of total deposits in the first quarter of 2020 to 18% in the fourth quarter of 2020 while core deposits rose from 73% to 82% of total deposits during the same period. The Bank ended the year with no brokered deposits. The mix improvement and repricing actions by management led to a deposit cost reduction of an additional 11 basis points in the fourth quarter to 0.33%. As CDs reprice, this cost of funds will drift lower but we are nearing the bottom for deposit cost of funds.
While some excess liquidity is beginning to build which may negatively impact the margin in the short term, our long-term objective of emphasizing balance sheet mix is expected to lead to a higher net interest margin over the long-term. These efforts may mute growth in assets but should lead to growth in net interest income, earnings and return on assets. It is anticipated that the net interest margin will be under pressure with low interest rates forecasted for 2021 given the low-cost deposit portfolio and short duration asset profile. We believe that our efforts on balance sheet mix enhancement and fee income generation will be effective to manage through the current external environment.

Provision for loan losses

The allowance for loan losses totaled $20.2 million at December 31, 2020, compared with $19.7 million at September 30, 2020. Total classified loans decreased by $3.3 million, or 9%, to $33.1 million from September 30, 2020 to December 31, 2020. The provision for loan losses totaled $0.3 million in the three months ended December 31, 2020, which is down from $2.2 million in the three months ended September 30, 2020 and $1.9 million in the three months ended June 30, 2020. We continue to see favorable asset quality trends and most loans that we placed on payment deferral have resumed paying status.
Asset quality metrics remain solid with net recoveries for a second consecutive quarter. Net recoveries of $126 thousand were recorded in the fourth quarter of 2020 following $8 thousand recorded in the third quarter of 2020. Nonperforming loans increased by $2.4 million from $7.9 million at September 30, 2020 to $10.3 million at December 31, 2020 and totaled 0.52% of gross loans at December 31, 2020, compared with 0.39% of loans at September 30, 2020. The allowance for loan losses to nonperforming loans ratio was 195% at December 31, 2020. We believe the allowance for loan losses to be adequate based on current asset quality metrics; however, deterioration in the loan portfolio could occur, requiring additional provisioning, if unemployment remains elevated or due to other economic factors caused by lower business activity as a result of the COVID-19 pandemic.

Noninterest Income

Noninterest income totaled $7.2 million in the three months ended December 31, 2020 compared with $6.9 million in the three months ended September 30, 2020.
Total wealth management income for the three months ended December 31, 2020 was $2.6 million, as compared to $2.5 million for the three months ended September 30, 2020. Strong equity markets helped to propel income along with the addition of new clients. The Bank remains focused on growth markets and there continue to be opportunities for growth over the long-term as the Bank seeks to expand its portfolio of wealth management clients.
Debit card interchange income totaled $0.9 million for a second quarter in a row. After the COVID-19 pandemic hit, the Bank saw increased client usage of cards and revenue trends 7% higher than the same period last year. We expect more growth in 2021 as client usage continues to increase and we add new clients. Other service charge income was $1.0 million for the three months ended December 31, 2020 as compared to $0.9 million in the prior quarter but down 11% from $1.1 million in the same period last year. This is primarily a result of less overdraft income as clients have kept more cash in their accounts due to economic uncertainty and client retention of government stimulus payments.
Mortgage banking activity fell from the third quarter due primarily to seasonality. Mortgage banking income for the three months ended December 31, 2020 decreased to $1.3 million versus $2.0 million in the previous linked quarter. Mortgage loans sold in the fourth quarter of 2020 totaled $60.7 million compared with $72.8 million in the third quarter of 2020. The pipeline remains solid with locked loans of $22.6 million at December 31, 2020. The Bank records gains on closed and locked loans. In the three months ended December 31, 2020 and September 30, 2020, impairment charges of $0 and $0.2 million, respectively, were recognized on the Bank's mortgage servicing rights asset due to falling interest rates.
With an increase in loan demand occurring across our markets, loan swap fees increased to $0.3 million in the fourth quarter of 2020 as compared to $0.1 million in the previous quarter. These fees are derived from interest rate hedges for commercial real estate clients and we anticipate an increase in swap demand and activity in 2021.
With low interest rates, the Bank will focus on relationship fee income growth to offset net interest margin pressures. Growth in mortgage banking, wealth management, interchange income and interest rate swaps are an emphasis for 2021.

Noninterest Expenses

Noninterest expense fell by $1.2 million to $18.1 million in the three months ended December 31, 2020 from the three months ended September 30, 2020. In the third quarter of 2020, there were $1.6 million of charges related to the consolidation of branches and staff reductions. These initiatives are expected to result in approximately $4 million of expense savings in 2021.
Salaries and employee benefits totaled $11.0 million in the fourth quarter of 2020 as compared with $10.6 million in the third quarter of 2020. In the fourth quarter, $0.4 million was recorded for the liability associated with the carryover of paid time off for employees due to the pandemic. It is not anticipated that this will reoccur in future years. Also, $0.4 million was added for performance related incentives given the strong financial results recorded in fourth quarter of 2020. Finally, health insurance expenses rose by $0.2 million from the previous quarter to $0.9 million due to claims activity as employee spending was deferred from earlier quarters due to the pandemic.
Advertising expense increased by $0.3 million in the fourth quarter of 2020 as compared to the third quarter of 2020 primarily due to spending associated with a Pennsylvania Educational Improvement Initiative. Taxes other than income fell by $0.3 million primarily due to the related credit associated with the Educational Improvement program. Professional fees rose by $0.2 million from the three months ended September 30, 2020 to $0.8 million in the three months ended December 31, 2020 due primarily to higher legal expenses incurred in the quarter.
The Bank will continue to closely manage expenses in the near term. As the cost saving initiatives announced in 2020 are expected to be fully realized in 2021, we intend to selectively invest some of those savings in technology to meet client needs and improve the Bank's efficiency in 2021. We also expect normal mild expense increases due to inflation but have no material hiring plans for 2021. Longer term, Orrstown will continue to invest in talent, technology and infrastructure.

Income Taxes

The Company's effective tax rate for the fourth quarter of 2020 was 19.7% compared with 19.9% for the third quarter of 2020. The Company's effective tax rate is less than the 21% federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits.

Capital

Shareholders’ equity totaled $246.2 million at December 31, 2020, an increase of $13.4 million from $232.8 million at September 30, 2020. The increase was primarily attributable to net income recorded in the three months ended December 31, 2020 and an increase in accumulated other comprehensive income from changes in net unrealized gains and losses in securities available for sale which increased by $5.7 million from September 30, 2020 to December 31, 2020. For the year, tangible book value per share grew from $17.65 at December 31, 2019 to $19.93 at December 31, 2020, an increase of 12.9%.
The Company's tangible common equity ratio rose from 7.6% at September 30, 2020 to 8.2% at December 31, 2020 and the Company's Tier 1 leverage ratio increased from 7.8% at September 30, 2020 to 8.1% at December 31, 2020. The Company's total risk-based capital ratio increased from 15.0% at September 30, 2020 to 15.6% at December 31, 2020. Based upon conversations with SBA PPP borrowers regarding their eligibility for loan forgiveness and guidance issued by the SBA, it is anticipated that most of the SBA PPP loans will achieve loan forgiveness by September 30, 2021. During this time, the Bank expects to generate approximately $4.7 million of additional retained earnings from its SBA PPP lending efforts. After the SBA PPP loans exit the balance sheet and the Bank records the net income, capital ratios are expected to increase, all other inputs remaining static. While the leverage ratio has temporarily declined from December 31, 2019, the risk-based capital ratios are not impacted by SBA PPP loan growth due to their 0% regulatory capital risk weighting. The Company continues to believe that capital is adequate at this time to support the risks inherent in the balance sheet.

Investor Relations Contact:	Media Contact:
Matthew C. Schultheis, CFA	Luke Bernstein
Director Strategic Planning and Investor Relations	Corporate Communications Officer
Phone (717) 510-7127	Phone (717) 510-7107

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019

Profitability for the period:
Net interest income	$23,729	$17,941	$83,607	$69,295
Provision for loan losses	300	—	5,325	900
Noninterest income	7,181	7,028	28,309	28,539
Noninterest expenses	18,080	19,707	74,080	77,300
Income before income taxes	12,530	5,262	32,511	19,634
Income tax expense	2,471	1,028	6,048	2,710
Net income available to common shareholders	$10,059	$4,234	$26,463	$16,924

Financial ratios:
Return on average assets (1)	1.47%	0.72%	1.00%	0.76%
Return on average equity (1)	17.01%	7.53%	11.66%	8.21%
Net interest margin (1)	3.73%	3.37%	3.44%	3.43%
Efficiency ratio	58.5%	78.9%	66.2%	79.0%
Income per common share:
Basic	$0.92	$0.39	$2.42	$1.63
Diluted	$0.91	$0.38	$2.40	$1.61

Average equity to average assets	8.65%	9.60%	8.58%	9.26%

(1) Annualized.

ORRSTOWN FINANCIAL SERVICES, INC.
FINANCIAL HIGHLIGHTS (Unaudited)
(continued)
	December 31,	December 31,
	2020	2019
At period-end:
Total assets	$2,750,572	$2,383,274
Total deposits	2,356,880	1,875,522
Loans, net of allowance for loan losses	1,959,539	1,629,675
Loans held-for-sale, at fair value	11,734	9,364
Securities available for sale	466,465	490,885
Borrowings	77,511	217,936
Subordinated notes	31,903	31,847
Shareholders' equity	246,249	223,249

Credit quality and capital ratios (1):
Allowance for loan losses to total loans	1.02%	0.89%
Total nonaccrual loans to total loans	0.52%	0.65%
Nonperforming assets to total assets	0.37%	0.46%
Allowance for loan losses to nonaccrual loans	195%	138%
Total risk-based capital:
Orrstown Financial Services, Inc.	15.6%	14.1%
Orrstown Bank	14.7%	13.4%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc.	12.5%	11.3%
Orrstown Bank	13.5%	12.5%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc.	12.5%	11.3%
Orrstown Bank	13.5%	12.5%
Tier 1 leverage capital:
Orrstown Financial Services, Inc.	8.1%	8.6%
Orrstown Bank	8.7%	9.4%

Book value per common share	$21.98	$19.93

(1) Capital ratios are estimated, subject to regulatory filings

ORRSTOWN FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands, except per share amounts)	December 31, 2020	December 31, 2019
Assets
Cash and due from banks	$26,203	$25,969
Interest-bearing deposits with banks	99,055	29,994
Cash and cash equivalents	125,258	55,963
Restricted investments in bank stocks	10,563	16,184
Securities available for sale (amortized cost of $460,999 and $491,492 at December 31, 2020 and December 31, 2019, respectively)	466,465	490,885
Loans held for sale, at fair value	11,734	9,364
Loans	1,979,690	1,644,330
Less: Allowance for loan losses	(20,151)	(14,655)
Net loans	1,959,539	1,629,675
Premises and equipment, net	35,149	37,524
Cash surrender value of life insurance	68,554	63,613
Goodwill	18,724	19,925
Other intangible assets, net	5,458	7,180
Accrued interest receivable	8,927	6,040
Other assets	40,201	46,921
Total assets	$2,750,572	$2,383,274
Liabilities
Deposits:
Noninterest-bearing	$456,778	$249,450
Interest-bearing	1,900,102	1,626,072
Total deposits	2,356,880	1,875,522
Securities sold under agreements to repurchase	19,466	8,269
FHLB Advances and other	58,045	209,667
Subordinated notes	31,903	31,847
Accrued interest and other liabilities	38,029	34,720
Total liabilities	2,504,323	2,160,025
Shareholders’ Equity
Preferred stock, $1.25 par value per share; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, no par value—$0.05205 stated value per share 50,000,000 shares authorized; 11,257,046 shares issued and 11,201,317 outstanding at December 31, 2020; 11,220,604 shares issued and 11,199,874 outstanding at December 31, 2019	586	584
Additional paid—in capital	189,066	188,365
Retained earnings	54,100	35,246
Accumulated other comprehensive income (loss)	3,345	(480)
Treasury stock— 55,729 and 20,730 shares, at cost at December 31, 2020 and December 31, 2019, respectively	(848)	(466)
Total shareholders’ equity	246,249	223,249
Total liabilities and shareholders’ equity	$2,750,572	$2,383,274

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
(In thousands, except per share amounts)	2020	2019	2020	2019
Interest income
Loans	$23,887	$20,083	$87,492	$75,071
Investment securities - taxable	2,080	3,575	10,458	14,538
Investment securities - tax-exempt	445	271	1,566	2,054
Short-term investments	14	99	115	1,331
Total interest income	26,426	24,028	99,631	92,994
Interest expense
Deposits	1,862	4,908	12,009	19,310
Securities sold under agreements to repurchase	13	539	85	623
FHLB Advances and other	320	139	1,924	1,779
Subordinated notes	502	501	2,006	1,987
Total interest expense	2,697	6,087	16,024	23,699
Net interest income	23,729	17,941	83,607	69,295
Provision for loan losses	300	—	5,325	900
Net interest income after provision for loan losses	23,429	17,941	78,282	68,395
Noninterest income
Service charges	999	1,119	3,557	4,209
Interchange income	916	859	3,423	3,281
Loan swap referral fees	320	568	847	1,197
Wealth management income	2,615	2,478	9,733	9,681
Mortgage banking activities	1,348	1,304	5,274	3,047
Gains on sale of portfolio loans	—	—	2,803	—
Other income	955	682	2,688	2,375
Investment securities gains (losses)	28	18	(16)	4,749
Total noninterest income	7,181	7,028	28,309	28,539
Noninterest expenses
Salaries and employee benefits	10,998	11,407	43,350	39,495
Occupancy, furniture and equipment	2,467	2,433	9,516	9,048
Data processing, telephone, and communication	954	941	3,574	3,599
Advertising and bank promotions	507	619	1,660	1,967
FDIC insurance	195	(30)	686	367
Professional services	780	876	3,120	2,954
Taxes other than income	240	92	1,144	1,018
Intangible asset amortization	345	474	1,569	1,570
Merger related and branch consolidation expenses	—	988	1,310	8,964
Insurance claim (recovery) receivable write-off	—	—	(486)	615
Other operating expenses	1,594	1,907	8,637	7,703
Total noninterest expenses	18,080	19,707	74,080	77,300
Income before income tax expense	12,530	5,262	32,511	19,634
Income tax expense	2,471	1,028	6,048	2,710
Net income	$10,059	$4,234	$26,463	$16,924

Share information:
Basic earnings per share	$0.92	$0.39	$2.42	$1.63
Diluted earnings per share	$0.91	$0.38	$2.40	$1.61
Weighted average shares - basic	10,953	10,966	10,942	10,362
Weighted average shares - diluted	11,057	11,097	11,034	10,514

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
	Three Months Ended
	12/31/2020			09/30/20			06/30/20			03/31/20			12/31/2019
		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$48,019	$14	0.12%	$31,087	$9	0.12%	$27,949	$13	0.18%	$22,869	$80	1.41%	$21,396	$99	1.84%
Securities (1)	486,613	2,643	2.16	496,107	2,673	2.14	493,847	3,327	2.71	500,987	3,797	3.05	504,571	3,919	3.08
Loans (1)(2)(3)	2,015,749	23,960	4.73	2,054,193	21,741	4.21	1,988,114	21,912	4.43	1,653,547	20,287	4.93	1,606,608	20,207	4.99
Total interest-earning assets	2,550,381	26,617	4.15	2,581,387	24,423	3.76	2,509,910	25,252	4.05	2,177,403	24,164	4.46	2,132,575	24,225	4.51
Other assets	182,764			190,119			200,684			188,400			191,585
Total	$2,733,145			$2,771,506			$2,710,594			$2,365,803			$2,324,160
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,283,024	655	0.20	$1,213,208	939	0.31	$1,154,434	1,259	0.44	$972,486	1,903	0.79	$955,975	2,136	0.89
Savings deposits	172,068	52	0.12	168,377	67	0.16	160,738	63	0.16	151,195	63	0.17	150,221	64	0.17
Time deposits	411,395	1,155	1.12	432,438	1,477	1.36	462,664	1,988	1.73	503,364	2,388	1.91	551,789	2,708	1.95
Securities sold under agreements to repurchase	20,055	13	0.26	21,145	20	0.38	21,582	24	0.45	9,416	28	1.20	9,257	29	1.24
FHLB advances and other	135,558	320	0.94	219,567	394	0.71	175,336	388	0.89	187,408	822	1.76	119,632	649	2.15
Subordinated notes	31,895	502	6.29	31,881	501	6.28	31,867	502	6.33	31,853	501	6.33	31,839	501	6.23
Total interest-bearing liabilities	2,053,995	2,697	0.52	2,086,616	3,398	0.65	2,006,621	4,224	0.85	1,855,722	5,705	1.24	1,818,713	6,087	1.33
Noninterest-bearing demand deposits	406,454			417,939			452,253			250,163			247,107
Other	36,216			37,330			36,511			33,763			35,282
Total Liabilities	2,496,665			2,541,885			2,495,385			2,139,648			2,101,102
Shareholders' Equity	236,480			229,621			215,209			226,155			223,058
Total	$2,733,145			$2,771,506			$2,710,594			$2,365,803			$2,324,160
Taxable-equivalent net interest income / net interest spread		23,920	3.63%		21,025	3.12%		21,028	3.20%		18,459	3.23%		18,138	3.18%
Taxable-equivalent net interest margin			3.73%			3.24%			3.37%			3.41%			3.37%
Taxable-equivalent adjustment		(192)			(207)			(230)			(197)			(197)
Net interest income		$23,728			$20,818			$20,798			$18,262			$17,941
Ratio of average interest-earning assets to average interest-bearing liabilities			124%			124%			125%			117%			117%

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)
(continued)
	Year Ended
	December 31, 2020			December 31, 2019
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$32,519	$115	0.35%	$58,100	$1,339	2.30%
Securities (1)	494,372	12,440	2.52	499,282	17,130	3.43
Loans (1)(2)(3)	1,928,486	87,900	4.56	1,492,815	75,568	5.06
Total interest-earning assets	2,455,377	100,455	4.09	2,050,197	94,037	4.59
Other assets	190,470			174,924
Total	$2,645,847			$2,225,121
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$1,156,292	4,755	0.41	$920,025	8,253	0.90
Savings deposits	163,133	246	0.15	138,761	261	0.19
Time deposits	452,298	7,008	1.55	549,937	10,796	1.96
Securities sold under agreements to repurchase	18,064	86	0.48	32,001	623	1.95
FHLB advances and other	179,457	1,923	1.07	80,636	1,779	2.21
Subordinated notes	31,874	2,006	6.29	31,842	1,987	6.24
Total interest-bearing liabilities	2,001,118	16,024	0.80	1,753,202	23,699	1.35
Noninterest-bearing demand deposits	381,869			234,354
Other	35,960			31,544
Total Liabilities	2,418,947			2,019,100
Shareholders' Equity	226,900			206,021
Total	$2,645,847			$2,225,121
Taxable-equivalent net interest income / net interest spread		84,431	3.29%		70,338	3.24%
Taxable-equivalent net interest margin			3.44%			3.43%
Taxable-equivalent adjustment		(824)			(1,043)
Net interest income		$83,607			$69,295
Ratio of average interest-earning assets to average interest-bearing liabilities			123%			117%

NOTES TO ANALYSIS OF NET INTEREST INCOME:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) Average balances include nonaccrual loans.
(3) Interest income on loans includes prepayment and late fees, where applicable, prior periods have been adjusted to include these fees.
(4) For the year ended December 31, 2019, expenses associated with the early redemption of brokered time deposits totaled $0.2 million, and increased the cost of funds by five basis points.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)

(In thousands, except per share amounts )	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Profitability for the quarter:
Net interest income	$23,729	$20,818	$20,798	$18,262	$17,941
Provision for loan losses	300	2,200	1,900	925	—
Noninterest income	7,181	6,861	7,193	7,074	7,028
Noninterest expenses	18,080	19,265	18,431	18,304	19,707
Income before income taxes	12,530	6,214	7,660	6,107	5,262
Income tax expense	2,471	1,237	1,301	1,039	1,028
Net income	$10,059	$4,977	$6,359	$5,068	$4,234

Financial ratios:
Return on average assets (1)	1.47%	0.72%	0.94%	0.86%	0.72%
Return on average equity (1)	17.01%	8.67%	11.82%	8.96%	7.53%
Net interest margin (1)	3.73%	3.24%	3.37%	3.41%	3.37%
Efficiency ratio	58.5%	69.6%	65.8%	72.2%	78.9%
Efficiency ratio, adjusted (2)	58.5%	64.8%	65.9%	72.1%	75.0%

Per share information :
Income per common share:
Basic	$0.92	$0.45	$0.58	$0.46	$0.39
Diluted	$0.91	$0.45	$0.58	$0.46	$0.38
Book value	$21.98	$20.78	$20.13	$18.81	$19.93
Tangible book value (3)	$19.93	$18.70	$18.03	$16.53	$17.65
Cash dividends paid	$0.17	$0.17	$0.17	$0.17	$0.15
Average basic shares	10,953	10,941	10,916	10,959	10,966
Average diluted shares	11,057	11,025	10,993	11,062	11,097
(1) Annualized.
(2) Efficiency ratio has been adjusted for merger related and branch consolidation expenses and investment securities (losses) gains.
(3) Non-GAAP based financial measure. Please refer to Appendix B - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Noninterest income:
Service charges	$999	$852	$719	$987	$1,119
Interchange income	916	900	819	788	859
Loan swap referral fees	320	95	232	200	568
Wealth management income	2,615	2,464	2,295	2,359	2,478
Mortgage banking activities	1,348	1,985	1,609	332	1,304
Other income	955	578	585	2,448	682
Investment securities gains (losses)	28	(13)	9	(40)	18
Total noninterest income	$7,181	$6,861	$6,268	$7,074	$7,028

Noninterest expenses:
Salaries and employee benefits	$10,998	$10,695	$10,063	$11,594	$11,407
Occupancy, furniture and equipment	2,467	2,434	2,326	2,289	2,433
Data processing, telephone, and communication	954	958	791	871	941
Advertising and bank promotions	507	197	167	789	619
FDIC insurance	195	230	214	47	(30)
Professional services	780	603	1,021	716	876
Taxes other than income	240	453	449	2	92
Intangible asset amortization	345	357	404	463	474
Merger related and branch consolidation expenses	—	1,310	—	—	988
Insurance claim receivable recovery	—	—	—	(486)	—
Other operating expenses	1,594	2,028	2,996	2,019	1,907
Total noninterest expenses	$18,080	$19,265	$18,431	$18,304	$19,707

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Balance Sheet at quarter end:
Cash and cash equivalents	$125,258	$87,307	$52,290	$57,137	$55,963
Restricted investments in bank stocks	10,563	12,646	16,256	15,823	16,184
Securities available for sale	466,465	478,288	483,936	479,599	490,885
Loans held for sale, at fair value	11,734	12,804	13,594	7,900	9,364
Loans:
Commercial real estate:
Owner occupied	174,908	166,623	164,442	168,586	170,884
Non-owner occupied	409,567	403,138	390,980	377,933	361,050
Multi-family	113,635	110,153	111,016	107,797	106,893
Non-owner occupied residential	114,505	111,958	116,531	118,773	120,038
Commercial and industrial	647,368	690,330	665,312	235,791	214,554
Total commercial loans	1,459,983	1,482,202	1,448,281	1,008,880	973,419
Acquisition and development:
1-4 family residential construction	9,486	9,627	7,966	13,037	15,865
Commercial and land development	51,826	37,850	50,220	49,348	41,538
Municipal	20,523	28,867	34,276	46,551	47,057
Residential mortgage:
First lien	244,321	273,149	295,736	324,766	336,372
Home equity – term	10,169	11,108	11,944	13,337	14,030
Home equity – lines of credit	157,021	158,106	160,842	165,375	165,314
Installment and other loans	26,361	28,961	32,052	35,654	50,735
Total loans	1,979,690	2,029,870	2,041,317	1,656,948	1,644,330
Allowance for loan losses	(20,151)	(19,725)	(17,517)	(15,803)	(14,655)
Net loans held-for-investment	1,959,539	2,010,145	2,023,800	1,641,145	1,629,675
Goodwill	18,724	18,724	18,724	20,142	19,925
Other intangible assets, net	5,458	5,803	6,160	6,717	7,180
Total assets	2,750,572	2,781,667	2,772,796	2,387,553	2,383,274
Total deposits	2,356,880	2,279,483	2,251,731	1,897,296	1,875,522
Borrowings	77,511	200,818	226,520	212,099	217,936
Subordinated notes	31,903	31,889	31,875	31,861	31,847
Total shareholders' equity	246,249	232,847	225,638	210,570	223,249

ORRSTOWN FINANCIAL SERVICES, INC.
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(continued)
	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Capital and credit quality measures (1):
Total risk-based capital:
Orrstown Financial Services, Inc	15.6%	15.0%	14.5%	14.0%	14.1%
Orrstown Bank	14.7%	14.3%	13.9%	13.4%	13.4%
Tier 1 risk-based capital:
Orrstown Financial Services, Inc	12.5%	12.0%	11.7%	11.2%	11.3%
Orrstown Bank	13.5%	13.1%	12.8%	12.5%	12.5%
Tier 1 common equity risk-based capital:
Orrstown Financial Services, Inc	12.5%	12.0%	11.7%	11.2%	11.3%
Orrstown Bank	13.5%	13.1%	12.8%	12.5%	12.5%
Tier 1 leverage capital:
Orrstown Financial Services, Inc	8.1%	7.8%	7.6%	8.5%	8.6%
Orrstown Bank	8.7%	8.5%	8.4%	9.4%	9.4%

Average equity to average assets	8.65%	8.29%	7.94%	9.56%	9.60%
Allowance for loan losses to total loans	1.02%	0.97%	0.86%	0.95%	0.89%
Total nonaccrual loans to total loans	0.52%	0.39%	0.36%	0.47%	0.65%
Nonperforming assets to total assets	0.37%	0.28%	0.27%	0.34%	0.46%
Allowance for loan losses to nonaccrual loans	195%	250%	237%	202%	138%

Other information:
Net (recoveries) charge-offs	$(126)	$(8)	$186	$(223)	$154
Classified loans	33,147	36,408	33,376	30,470	40,808
Nonperforming and other risk assets:
Nonaccrual loans	10,310	7,899	7,404	7,806	10,657
Other real estate owned	—	—	17	197	197
Total nonperforming assets	10,310	7,899	7,421	8,003	10,854
Restructured loans still accruing	934	945	960	971	979
Loans past due 90 days or more and still accruing (2)	554	520	909	2,115	2,232
Total nonperforming and other risk assets	$11,798	$9,364	$9,290	$11,089	$14,065
(1) Capital ratios are estimated, subject to regulatory filings.
(2) Includes $0.5 million, $0.5 million, $0.6 million, $1.9 million and $2.0 million of purchased credit impaired loans at December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020, and December 31, 2019, respectively.

Appendix A- Supplemental Reporting of Unusual Items

The following table presents unusual items that impacted each period shown. These items are presented to enable investors to better understand the magnitude of certain significant items on reported GAAP results in the context of the Company's growth and acquisition activities.

	Three Months Ended					Year To Date
	12/31/2020	9/30/20	6/30/20	3/31/20	12/31/2019	12/31/2020	12/31/2019
(In thousands)
Pretax Items
Merger related expenses	$—	$—	$—	$—	$—	$—	$7,976
Branch consolidation expenses	—	1,310	—	—	988	1,310	988
Net securities gains (losses)	28	(13)	9	(40)	18	(16)	4,749
Accelerated payoff of brokered deposits and borrowings penalty	—	—	—	—	—	—	223
Gain on swap termination	226	—	—	—	—	226	—
Life insurance proceeds	31	—	—	—	—	—	255
Restricted stock forfeiture expense benefit	—	—	—	—	—	—	350
Gain on sale of portfolio loans	—	—	925	1,878	—	2,803	—
Accretion - recoveries on purchased credit impaired loans	779	294	1,021	211	109	2,304	845
Insurance claim receivable recovery (write-off)	—	—	—	486	—	486	(615)

Income Tax Expense Items
Tax benefit from state deferred tax asset rate change	—	—	—	—	—	—	334
Tax benefit from acquired life insurance assets	—	—	—	—	—	—	185

Appendix B- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations

As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets totaling $24.2 million and $27.1 million at December 31, 2020 and December 31, 2019, respectively. Additionally, the Company incurred approximately $1.3 million during the three months ended September 30, 2020 and the year ended December 31, 2020 in charges associated with branch consolidation efforts.
Management believes providing certain “non-GAAP” financial information will assist investors in their understanding of the effect of acquisition activity on reported results, particularly to overcome comparability issues related to the influence of intangibles (principally goodwill) created in acquisitions. Management also believes providing certain other “non-GAAP” financial information will assist investors in their understanding of the effect on recent financial results of non-recurring charges associated with increasing operational efficiencies for the long-term.
Tangible book value per share, net interest margin excluding the impact of purchase accounting, adjusted diluted EPS and adjusted non-interest expenses, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

The following tables present the computation of each non-GAAP based measure:
(dollars in thousands, except per share information)

Tangible Book Value per Common Share	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
Shareholders' equity	$246,249	$232,847	$225,638	$210,570	$223,249
Less: Goodwill	18,724	18,724	18,724	20,142	19,925
Other intangible assets	5,458	5,803	6,160	6,717	7,180
Related tax effect	(1,146)	(1,219)	(1,294)	(1,411)	(1,508)
Tangible common equity (non-GAAP)	$223,213	$209,539	$202,048	$185,122	$197,652

Common shares outstanding	11,201	11,204	11,209	11,197	11,200

Book value per share (most directly comparable GAAP based measure)	$21.98	$20.78	$20.13	$18.81	$19.93
Intangible assets per share	2.05	2.08	2.10	2.28	2.28
Tangible book value per share (non-GAAP)	$19.93	$18.70	$18.03	$16.53	$17.65

Allowance for loan losses to unguaranteed, non-acquired loans:

	December 31, 2020	September 30, 2020
Allowance for loan losses	$20,151	$19,725
less: Reserves on acquired loans	(558)	(518)
Allowance for loan losses, adjusted	$19,593	$19,207

Gross loans	1,979,690	2,029,870
less: SBA guaranteed loans	(404,205)	(459,662)
less: Acquired loans	(269,103)	(298,854)
Unguaranteed, non-acquired loans	$1,306,382	$1,271,354

Allowance for loan losses to unguaranteed, non-acquired loans	1.5%	1.5%

Allowance for loan losses plus purchase accounting marks to unguaranteed loans:

	December 31, 2020	September 30, 2020
Allowance for loan losses	$20,151	$19,725
Purchase accounting marks	7,784	9,607
Allowance plus purchase accounting marks	$27,935	$29,332

Gross loans	1,979,690	2,029,870
Less: SBA guaranteed loans	(404,205)	(459,662)
Unguaranteed loans	$1,575,485	$1,570,208

Allowance for loan losses plus purchase accounting marks to unguaranteed loans:	1.8%	1.9%

		Three Months Ended
(dollars in thousands)		December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019
Taxable-Equivalent Net Interest Margin (excluding the effect of purchase accounting)
Taxable-equivalent net interest income/margin, as reported		$23,920	3.73%	$21,025	3.24%	$21,028	3.37%	$18,459	3.41%	$18,138	3.37%
Effect of purchase accounting:
Loans	Income	(1,846)	(0.30)%	(1,199)	(0.20)%	(1,603)	(0.27)%	(899)	(0.20)%	(1,186)	(0.24)%
Time deposits	Expense	13	—%	16	—%	24	—%	28	—%	(145)	0.03%
Purchase accounting effect on taxable-equivalent income/margin		(1,859)	(0.30)%	(1,215)	(0.20)%	(1,627)	(0.27)%	(927)	(0.20)%	(1,041)	(0.21)%
Taxable-equivalent net interest income/margin (excluding the effect of purchase accounting) (non-GAAP)		$22,061	3.43%	$19,810	3.04%	$19,401	3.10%	$17,532	3.21%	$17,097	3.16%

		Year Ended
(dollars in thousands)		December 31, 2020		December 31, 2019
Taxable-Equivalent Net Interest Margin (excluding the effect of purchase accounting)
Taxable-equivalent net interest income/margin, as reported		$84,431	3.44%	$70,338	3.43%
Effect of purchase accounting:
Loans	Income	(5,547)	(0.24)%	(3,758)	(0.21)%
Time deposits	Expenses	81	—%	(102)	0.01%
Purchase accounting effect on taxable-equivalent income/ margin		(5,628)	(0.24)%	(3,656)	(0.20)%
Taxable-equivalent net interest income/margin (excluding the effect of purchase accounting) (non-GAAP)		$78,803	3.20%	$66,682	3.23%

Appendix C- Investment Portfolio Concentrations

The following table summarizes the credit ratings and collateral associated with the Company's investment portfolio, excluding equity securities, at December 31, 2020:
(dollars in thousands)

Sector	Portfolio Mix	Amortized Book	Fair Value	Credit Enhancement	AAA	AA	A	BBB	NR	Collateral Type
Unsecured ABS	1%	$6,730	$6,806	44%	2%	—%	—%	—%	98%	Unsecured Consumer Debt
Student Loan ABS	2%	11,222	11,137	26	—	—	—	—	100	Seasoned Student Loans
Federal Family Education Loan ABS	39%	180,031	177,519	6	4%	73%	23%	—%	—%	Federal Family Education Loan (1)
PACE Loan ABS	1%	5,147	5,243	5	100%	—%	—%	—%	—%	PACE Loans
Non-Agency CMBS	14%	63,941	62,236	53	97%	—%	3%	—%	—%	Commercial Real Estate
Non-Agency RMBS	4%	16,505	16,919	33	100%	—%	—%	—%	—%	Reverse Mortgages (2)
Municipal - General Obligation	12%	53,789	59,186		3%	85%	12%	—%	—%
Municipal - Revenue	11%	50,915	53,483		—%	61%	19%	—%	20%
SBA ReRemic	3%	11,295	11,262		—%	100%	—%	—%	—%	SBA Guarantee (3)
Agency MBS	13%	61,054	62,304		—%	100%	—%	—%	—%	Residential Mortgages (3)
Bank CDs	—%	249	249		—%	—%	—%	—%	100	FDIC Insured CD
	100%	$460,878	$466,344		20%	61%	13%	—%	6%

(1) Minimum of 97% guaranteed by U.S. government
(2) Reverse mortgages, expected credit enhancement is provided above
(3) 100% guaranteed by U.S. government agencies
Note : Ratings in table are the lowest of the three rating agencies (Standard & Poors, Moody's & Fitch). Standard & Poors rates U.S. government obligations at AA+

About the Company

With $2.8 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services through banking offices in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to continue to successfully execute on its strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions; and to realize cost savings from our branch consolidation efforts. In addition to risks and uncertainties related to the COVID-19 pandemic and resulting governmental and societal responses, factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatility in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; the failure of the SBA to honor its guarantee of loans issued under the SBA PPP; the timing of the repayment of SBA PPP loans and the impact it has on fee recognition; our ability to convert new relationships gained through the SBA PPP efforts to full banking relationships; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2019 Annual Report on Form 10-K and subsequent filings. The foregoing list of factors is not exhaustive.
If one or more events related to these or other risks or uncertainties materializes, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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